CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated November 21, 1999 for the Florida Street Bond Fund and the Florida Street Growth Fund and to all references to our firm included in or made a part of this Post-Effective Amendment No. 42 to AmeriPrime Fund's Registration Statement on Form N-1A (file No. 33-96826), including the references to our firm under the heading "Financial Highlights" in the Prospectus and heading "Accountants" in the Statement of Additional Information.

/s/
McCurdy & Associates CPA's, Inc.
Westlake, Ohio
April 14, 2000